EXHIBIT 23.1

INDEPENDENT AUDITORS’CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-59118, 33-81336, 333-19993, 333-46789, and 333-71588 of Fresh Choice, Inc. on Form S-8 of our report dated February 13, 2004 appearing in this Annual Report on Form 10-K of Fresh Choice, Inc. for the year ended December 28, 2003.

/s/ Grant Thornton LLP

GRANT THORNTON LLP

San Jose, California
March 15, 2004